Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Second Quarter 2023 Results

CHARLOTTESVILLE, VA, July 31, 2023 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc. (“BRB Financial Group”), announced today financial results for the quarter ended June 30, 2023.

For the second quarter of 2023, the Company reported net loss from continuing operations of $19.5 million, or $1.03 per diluted common share, compared to net income from continuing operations of $1.6 million, or $0.09 per diluted common share, for the first quarter of 2023, and net income from continuing operations of $1.1 million, or $0.06 per diluted common share, for the second quarter of 2022.

A Message From Blue Ridge Bankshares, Inc. President and CEO, G. William “Billy” Beale:

“The net loss for the quarter was driven primarily by higher provision expense and the associated reversal of interest income related to loans that were placed on nonaccrual during the quarter. This group of loans, totaling $58.1 million at quarter-end, were sourced by a former lender, and is best described as specialty finance that we deemed to be not in keeping with our desired risk profile. I don’t believe this asset quality matter is pervasive within our loan portfolio, and excluding these loans, measures of asset quality were generally stable as compared to the prior quarter.

Having recently joined the organization in May 2023, I am pleased to have found Blue Ridge to be a quality bank providing exceptional service to its customers. My foremost priority, and that of our team, is to remain focused on our regulatory remediation efforts, as we continue to work diligently to bring the Bank’s fintech policies, procedures, and operations into conformity with regulatory directives. At the same time, we want to re-energize the core banking franchise by attracting new customers from within our footprint, while supporting our fintech partners that continue to gain momentum.”

Q2 2023 Highlights

(Comparisons for Second Quarter 2023 are relative to First Quarter 2023 unless otherwise noted)

Formal Written Agreement:

•
As previously disclosed, Blue Ridge Bank entered into a formal written agreement (the “Agreement”) with the Office of the Comptroller of the Currency (“OCC”) on August 29, 2022. The Agreement principally concerns the Bank’s fintech line of business and requires the Bank to continue enhancing its controls for assessing and managing the third-party, BSA/AML, and IT risks stemming from its fintech partnerships. A complete copy of the Agreement was filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on September 1, 2022 and can be accessed on the SEC’s website (www.sec.gov) and the Company’s website (www.mybrb.com). The Company continues to actively work to bring the Bank’s fintech policies, procedures, and operations into conformity with OCC directives. The Company reports that, although work is progressing, many aspects of the Agreement require considerable time for completion, implementation, validation, and sustainability.

Remediation costs related to regulatory matters were $2.4 million in the second quarter of 2023 compared to $1.1 million in the prior quarter.

Asset Quality:

•
Nonperforming loans totaled $86.1 million, or 2.68% of total assets, compared to $30.7 million, or 0.92% of total assets, at the prior quarter-end. The increase reflects the migration of a group of specialty finance loans to nonaccrual status during the quarter. These loans had a 1.79% impact on the nonperforming loans to total assets ratio for the second quarter.

•
The Company recorded a provision for credit losses of $20.5 million, compared to $3.7 million last quarter. Net loan charge-offs were $8.0 million in the quarter, representing an annualized net charge-off rate of 1.29% of average loans, compared to $1.1 million, representing an annualized net charge-off rate of 0.17% of average loans, for the prior quarter. Net loan charge-offs in the quarter were primarily attributable to one loan.

•
The allowance for credit losses (“ACL”) as a percentage of total loans held for investment was 1.76% at quarter-end, compared to 1.22% at the prior quarter-end. Specific reserves associated with the aforementioned specialty finance loans totaled $14.1 million at June 30, 2023.

Capital:

•
As previously announced, on July 12, 2023, the Board of Directors determined to forego the declaration and payment of a cash dividend on the Company’s common stock in the third quarter of 2023. The decision was based on the desire to preserve capital and available cash.

•
The ratio of tangible stockholders’ equity to tangible total assets was 6.3%1, compared to 6.8%1 at the prior quarter-end. Tangible book value per common share was $10.551, compared to $11.931 at the prior quarter-end.

•
For the quarter ended June 30, 2023, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 7.86%, 9.27%, 9.27%, and 10.77%, respectively, compared to 8.50%, 10.06%, 10.06%, and 11.12%, respectively, at the prior quarter-end. Capital ratios at quarter-end were within regulatory guidelines to categorize the Bank as well capitalized.

Net Interest Income / Net Interest Margin:

•
Net interest income was $20.4 million, a decline of $7.0 million from the prior quarter, primarily reflecting the reversal of $4.7 million in interest income, related to the aforementioned group of specialty finance loans, and higher funding costs. These impacts were partially offset by increasing loan yields in the quarter, which increased 5 basis points excluding the effect of the interest income reversal.

•
Net interest margin was 2.67% compared to 3.58% for the prior quarter. The reversal of interest income noted above had an approximate negative 60 basis points impact on second quarter net interest margin.

•
Cost of deposits and total cost of funds were 2.21% and 2.49%, respectively, compared to 1.74% and 2.11%, respectively, for the prior quarter. Federal Home Loan Bank of Atlanta (“FHLB”) and Federal Reserve Bank of Richmond (“FRB”) advances were $284.1 million at June 30, 2023, compared to $239.1 million at the prior quarter-end. Deposit costs and overall funding costs increased during the second quarter of 2023 due primarily to the impact of higher average balances of wholesale funding secured in late first quarter in response to then market events, as well as interest rates on deposits that adjust with changes in federal funds rates.

Balance Sheet:

•
Total deposit balances declined $148.0 million, or 5.4%, from the prior quarter-end, due primarily to a decrease of $93.8 million in wholesale funding, primarily time deposits and interest-bearing demand balances. Excluding wholesale funding, total deposits during the second quarter of 2023 declined by 2.1% from the prior quarter-end.

•
Deposits related to fintech relationships were $708 million at June 30, 2023, compared to $716 million at the prior quarter-end. These deposits represented 27.1% of total deposits at June 30, 2023, compared to 25.9% of total deposits at the prior quarter-end. Excluding wholesale funding, deposits related to fintech relationships represented 30.1% and 29.8% of total deposits at June 30, 2023 and March 31, 2023, respectively.

•
Loans held for investment, excluding Paycheck Protection Program (“PPP”) loans, were $2.45 billion, essentially level with the prior quarter-end.

•
The held for investment loan to deposit ratio measured 94.1% at quarter-end, compared to 89.0% at the prior quarter-end. The increase was primarily due to the reduction in wholesale deposits.

Noninterest Income / Noninterest Expense:

•
Noninterest income was $9.7 million, compared to $7.3 million for the prior quarter, due primarily to fair value adjustments to mortgage servicing rights (“MSRs”), reported in residential mortgage banking income, which were a positive $0.8 million, compared to a negative $2.1 million in the prior quarter.

•
Noninterest expense was $34.1 million, compared to $28.8 million for the prior quarter. Increased expenses primarily reflected higher other contractual services, legal, regulatory remediation, and FDIC insurance costs, partially offset by lower salaries and employee benefits costs. Higher other contractual services expense was primarily due to outsourced BSA/AML compliance services as the Bank continues to augment its compliance staff, while higher legal expense was primarily attributable to corporate, employee benefit plans, and other employment matters. Higher FDIC insurance cost relative to the prior quarter was primarily due to balance sheet growth, while lower salaries and employee benefits cost was primarily due to continued headcount reduction in the mortgage division. During the quarter, the Company sold its wholesale mortgage business operating as LenderSelect Mortgage Group.

Income Statement:

Net Interest Income

Net interest income was $20.4 million for the second quarter of 2023, compared to $27.4 million for the first quarter of 2023, and $24.1 million for the second quarter of 2022. Relative to both the prior quarter and year-ago periods, net interest income declined due to a lower net interest margin resulting primarily from the aforementioned reversal of interest income related to the specialty finance loans moved to nonaccrual status during the second quarter of 2023, the impact of higher interest rates on the Company’s deposits and overall funding costs, and actions taken to add balance sheet liquidity following the market events of March 2023. Relative to the prior year period, these developments were partially offset by an increase in average interest-earning asset balances, and relative to both prior periods, higher loan yields.

Total interest income was $39.0 million for the second quarter of 2023, compared to $43.1 million for the first quarter of 2023, and $26.2 million for the second quarter of 2022. The decline relative to the prior quarter reflects the aforementioned reversal of interest income related to loans placed on nonaccrual status during the second quarter of 2023. The increase relative to the prior year reflects higher average balances of and yields on interest-earning asset balances, partially offset by the reversal of interest income on loans moved to nonaccrual status during the second quarter of 2023, and lower income from purchase accounting adjustments. The yield on average loans held for investment, excluding PPP loans, was 5.54% for the second quarter of 2023, compared to 6.24% for the first quarter of 2023, and 4.97% for the second quarter of 2022. The reversal of interest income noted above had an approximate negative 75 basis points impact on the yield on average loans held for investment, excluding PPP loans, for the second quarter of 2023.

Total interest expense was $18.6 million for the second quarter of 2023, compared to $15.7 million for the first quarter of 2023, and $2.2 million for the second quarter of 2022. The increase relative to the prior quarter and the year-ago period reflects higher deposit costs and overall funding costs due to higher market interest rates and a shift in the mix of average interest-bearing liabilities, primarily to higher cost wholesale funding sources.

Average balances of interest-earning assets increased $3.6 million, or 0.1%, to $3.06 billion, in the second quarter of 2023, relative to the prior quarter, and increased by $582.0 million, or 23.5%, from the year-ago period. Relative to the prior quarter, average interest-earning asset balances were relatively flat, reflecting a slight decline in average total securities and loans held for investment balances, offset by higher average balances of loans held for sale and interest-earning deposits in other banks. Relative to the prior year-ago period, average interest-earning asset balances increased due primarily to higher balances of loans held for investment and interest-earning deposits at other banks, partially offset by lower average securities balances.

Average balances of interest-bearing liabilities increased $177.1 million, or 8.2%, to $2.35 billion, in the second quarter of 2023, relative to the prior quarter, and increased $719.3 million, or 44.2%, relative to the year-ago period. Relative to the prior quarter, the increase reflected higher average interest-bearing deposits, primarily higher average wholesale time deposits, partially offset by lower average FHLB borrowings. Relative to the prior year, the increase reflected higher average interest-bearing deposits and higher average FHLB borrowings.

Cost of funds was 2.49% for the second quarter of 2023, compared to 2.11% for the first quarter of 2023, and 0.36% for the second quarter of 2022, while cost of deposits was 2.21%, 1.74%, and 0.26%, for the same respective periods. Higher deposit costs and overall funding costs reflect the impact of higher market interest rates, higher average balances and related interest costs of FHLB borrowings, and a shift in the mix of funding, including an increase in higher cost time deposits, which includes an increase in wholesale funding average balances and a decline in average noninterest-bearing deposits.

Net interest margin was 2.67% for the second quarter of 2023, compared to 3.58% for the first quarter of 2023, and 3.89% for the second quarter of 2022. The decline in net interest margin relative to both prior periods primarily reflects the aforementioned reversal of interest income related to loans placed on nonaccrual status during the second quarter of 2023, the impact of higher interest rates on funding costs, and less benefit from purchase accounting adjustments. These declines were partially offset by higher yields on loans, excluding the reversal of interest income.

Provision for Credit Losses

The Company recorded a provision for credit losses of $20.5 million for the second quarter of 2023, compared to $3.7 million for the first quarter of 2023, and $7.5 million for the second quarter of 2022. Relative to both prior periods, the increase in provision is primarily attributable to specific reserves and charge-offs on the aforementioned group of specialty finance loans.

Noninterest Income

Noninterest income was $9.7 million for the second quarter of 2023, compared to $7.3 million for the first quarter of 2023, and $10.2 million for the second quarter of 2022. Relative to the prior quarter, the increase reflected higher residential mortgage banking income, primarily due to the aforementioned fair value adjustments to MSRs, and, to a lesser extent, higher bank and purchase card income, partially offset by lower other noninterest income and negative fair value adjustments of other equity investments. Relative to the year-ago period, the decline reflected lower residential mortgage banking income, partially offset by higher other noninterest income and higher gain on sale of government guaranteed loans.

Noninterest Expense

Noninterest expense was $34.1 million for the second quarter of 2023, compared to $28.8 million for the first quarter of 2023, and $25.3 million for the second quarter of 2022. Relative to the prior quarter and year-ago period, the increase primarily reflects higher other contractual services, legal, regulatory remediation, and FDIC insurance costs, partially offset by lower salaries and employee benefits costs.

Balance Sheet:

Loans

Loans held for investment, excluding PPP loans, were $2.45 billion at June 30, 2023, compared to $2.45 billion at March 31, 2023, and $2.05 billion at June 30, 2022. Loan balances were flat with the prior quarter level, while the Company selectively replaced the amortization of balances with higher yielding loans. The increase in loan balances relative to the year ago period reflected the high level of growth, particularly in the second half of 2022.

Deposits

Total deposits were $2.61 billion at June 30, 2023, a decline of $148.0 million, or 5.4%, from the prior quarter-end, and an increase of $277.4 million, or 11.9%, from the year-ago period. Relative to the prior quarter, the decrease reflected a decline in wholesale funding, primarily time deposits, and, to a lesser extent, declines in other deposit types. Relative to the year-ago period, the increase reflected higher wholesale funding balances, interest-bearing demand and money market deposits, partially offset by lower noninterest-bearing demand deposits. Noninterest-bearing deposits declined 3.1% and 26.7% relative to the prior quarter and year-ago periods, respectively, and represented 22.0%, 21.5%, and 33.6% of total deposits at June 30, 2023, March 31, 2023, and June 30, 2022, respectively. The change from the year-ago period was primarily due to certain fintech-related balances shifting to interest-bearing accounts.

The held for investment loan to deposit ratio was 94.1% at June 30, 2023, compared to 89.0% at the prior quarter-end, and 88.4% at the year-ago period-end. The increase on a linked quarter basis was due primarily to lower wholesale funding at second quarter-end 2023, while the increase from the year-ago period end was due to second half 2022 loan growth.

Fintech Business:

Interest and fee income related to fintech partnerships represented approximately $3.4 million, $2.9 million, and $1.8 million of total revenue for the Company for the second quarter of 2023, the first quarter of 2023, and the second quarter of 2022, respectively.

Deposits related to fintech relationships were $708 million at June 30, 2023, compared to $716 million at the prior quarter-end. These deposits represented 27.1% of total deposits at June 30, 2023, compared to 25.9% of total deposits at the prior quarter-end. Included in deposits related to fintech relationships were assets managed by BRB Financial Group’s trust division of $37.2 million as of June 30, 2023.

Other Matters:

On May 15, 2023, the Company sold its wholesale mortgage business operating as LenderSelect Mortgage Group (“LSMG”) to a third-party for $250 thousand in cash. The Company recorded a loss on the sale of LSMG of $553 thousand, which is reported in other noninterest income in the consolidated statements of operations for the three and six months ended June 30, 2023.

In the first quarter of 2022, the Company sold its majority interest in MoneyWise Payroll Solutions, Inc. (“MoneyWise”) to the holder of the minority interest in MoneyWise. Income statement amounts related to MoneyWise are reported as discontinued operations for all periods presented.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which it conducts operations; (ii) changes in the level of the Company’s nonperforming assets and charge-offs; (iii) management of risks inherent in the Company’s real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of collateral and the ability to sell collateral upon any foreclosure; (iv) the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rate, market, and monetary fluctuations; (v) changes in consumer spending and savings habits; (vi) the Company's ability to identify, attract, and retain experienced management, relationship managers, and support personnel, particularly in a competitive labor environment; (vii) technological and social media changes impacting the Company, the Bank, and the financial services industry in general; (viii) changing bank regulatory conditions, laws, regulations, policies, or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, increased regulations, prohibition of certain income producing activities, or changes in the secondary market for loans and other products; (ix) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (x) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xi) the impact of, and the ability to comply with, the terms of the formal written agreement between the Bank and the OCC; (xii) the impact of changes in laws, regulations, and policies affecting the real estate industry; (xiii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, or other accounting standards setting bodies; (xiv) the impact of the COVID-19 pandemic, including the adverse impact on our business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (xv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (xvi) geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the U.S. and abroad; (xvii) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xviii) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xix) the Company’s inability to successfully manage growth or implement its growth strategy; (xx) reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees or other business partners; (xxi) the effect of acquisitions the Company may make, including, without limitation, disruption of employee or customer relationships, and the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; (xxii) the Company’s participation in the PPP established by the U.S. government and its administration of the loans and processing fees earned under the program; (xxiii) the Company’s involvement, from time to time, in legal proceedings, and examination and remedial actions by regulators; (xxiv) the Company’s potential exposure to fraud, negligence, computer theft, and cyber-crime; (xxv) the Bank's ability to effectively manage its fintech partnerships, and the abilities of those fintech companies to perform as expected; (xxvi) the Bank’s ability to pay dividends to the Company; and (xxvii) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands, except per common share data)	June 30, 2023	March 31, 2023	June 30, 2022
Interest income:
Interest and fees on loans	$34,839	$39,294	$23,787
Interest on taxable securities	2,543	2,628	2,129
Interest on nontaxable securities	94	92	89
Interest on deposit accounts and federal funds sold	1,497	1,039	238
Total interest income	38,973	43,053	26,243
Interest expense:
Interest on deposits	14,624	11,331	1,541
Interest on subordinated notes	547	553	545
Interest on FHLB and FRB borrowings	3,399	3,810	67
Total interest expense	18,570	15,694	2,153
Net interest income	20,403	27,359	24,090
Provision for credit losses - loans	21,100	4,100	7,494
Provision for credit losses - unfunded commitments	(600)	(400)	—
Total provision for credit losses	20,500	3,700	7,494
Net interest income after provision for credit losses	(97)	23,659	16,596
Noninterest income:
Fair value adjustments of other equity investments	(281)	(51)	(86)
Residential mortgage banking income, including MSRs	4,295	1,303	5,960
Gain on sale of government guaranteed loans	2,384	2,409	1,538
Wealth and trust management	462	432	414
Service charges on deposit accounts	349	343	327
Increase in cash surrender value of BOLI	292	282	276
Bank and purchase card, net	560	340	599
Other	1,675	2,225	1,162
Total noninterest income	9,736	7,283	10,190
Noninterest expense:
Salaries and employee benefits	14,518	15,289	15,873
Occupancy and equipment	1,913	1,569	1,500
Data processing	1,131	1,346	874
Legal	2,753	1,234	618
Advertising and marketing	337	286	412
Communications	1,171	1,131	1,030
Audit and accounting fees	503	146	379
FDIC insurance	1,246	729	106
Intangible amortization	335	355	386
Other contractual services	3,218	939	999
Other taxes and assessments	803	802	671
Regulatory remediation	2,388	1,134	—
Other	3,736	3,887	2,478
Total noninterest expense	34,052	28,847	25,326
(Loss) income before income tax	(24,413)	2,095	1,460
Income tax (benefit) expense	(4,949)	491	342
Net (loss) income	(19,464)	1,604	1,118
Basic and diluted (loss) earnings per common share	$(1.03)	$0.09	$0.06

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Six Months Ended
(Dollars in thousands except per share data)	June 30, 2023	June 30, 2022
Interest income:
Interest and fees on loans	$74,133	$47,686
Interest on taxable securities	5,171	3,899
Interest on nontaxable securities	186	164
Interest on deposit accounts and federal funds sold	2,536	296
Total interest income	82,026	52,045
Interest expense:
Interest on deposits	25,955	3,097
Interest on subordinated notes	1,100	1,098
Interest on FHLB and FRB borrowings	7,209	92
Total interest expense	34,264	4,287
Net interest income	47,762	47,758
Provision for credit losses - loans	25,200	9,994
Provision for credit losses - unfunded commitments	(1,000)	—
Total provision for credit losses	24,200	9,994
Net interest income after provision for credit losses	23,562	37,764
Noninterest income:
Fair value adjustments of other equity investments	(332)	9,278
Residential mortgage banking income, including MSRs	5,598	15,519
Gain on sale of government guaranteed loans	4,793	2,965
Wealth and trust management	894	805
Service charges on deposit accounts	692	642
Increase in cash surrender value of BOLI	574	548
Bank and purchase card, net	900	1,021
Other	3,900	3,506
Total noninterest income	17,019	34,284
Noninterest expense:
Salaries and employee benefits	29,807	29,969
Occupancy and equipment	3,482	2,985
Data processing	2,477	1,820
Legal	3,987	1,000
Advertising and marketing	623	840
Communications	2,302	1,829
Audit and accounting fees	649	520
FDIC insurance	1,975	337
Intangible amortization	690	783
Other contractual services	4,157	1,533
Other taxes and assessments	1,605	1,241
Regulatory remediation	3,522	—
Merger-related	—	50
Other	7,623	5,108
Total noninterest expense	62,899	48,015
(Loss) income from continuing operations before income tax	(22,318)	24,033
Income tax (benefit) expense	(4,458)	5,495
Net (loss) income from continuing operations	$(17,860)	$18,538
Discontinued operations:
Income from discontinued operations before income taxes (including gain on disposal of $471 thousand for the six months ended June 30, 2022)	—	426
Income tax expense	—	89
Net income from discontinued operations	$—	$337
Net (loss) income	$(17,860)	$18,875
Net income from discontinued operations attributable to noncontrolling interest	—	(1)
Net (loss) income attributable to Blue Ridge Bankshares, Inc.	$(17,860)	$18,874
Net (loss) income available to common stockholders	$(17,860)	$18,874

Basic and diluted (loss) earnings per common share from continuing operations	$(0.95)	$0.99
Basic and diluted (loss) earnings per common share from discontinued operations	$—	$0.02
Basic and diluted (loss) earnings per common share attributable to Blue Ridge Bankshares, Inc.	$(0.95)	$1.01

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) June 30, 2023	December 31, 2022 (1)
Assets
Cash and due from banks	$131,843	$77,274
Federal funds sold	2,492	1,426
Securities available for sale, at fair value	340,617	354,341
Restricted equity investments	17,538	21,257
Other equity investments	22,693	23,776
Other investments	27,157	24,672
Loans held for sale	64,102	69,534
Paycheck Protection Program loans, net of deferred fees and costs	7,234	11,967
Loans held for investment, net of deferred fees and costs	2,451,697	2,399,092
Less: allowance for credit losses	(43,067)	(22,939)
Loans held for investment, net	2,408,630	2,376,153
Accrued interest receivable	15,474	12,393
Other real estate owned	—	195
Premises and equipment, net	22,849	23,152
Right-of-use asset	5,744	6,903
Bank owned life insurance	47,828	47,245
Goodwill	26,826	26,826
Other intangible assets	5,925	6,583
Mortgage servicing rights, net	28,246	28,991
Deferred tax asset, net	11,051	9,182
Other assets	28,175	19,175
Total assets	$3,214,424	$3,141,045
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$575,989	$640,101
Interest-bearing demand and money market deposits	1,293,754	1,318,799
Savings	131,332	151,646
Time deposits	612,019	391,961
Total deposits	2,613,094	2,502,507
FHLB borrowings	219,100	311,700
FRB borrowings	65,000	51
Subordinated notes, net	39,888	39,920
Lease liability	6,765	7,860
Other liabilities	39,306	19,634
Total liabilities	2,983,153	2,881,672
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 50,000,000 shares authorized at June 30, 2023 and December 31, 2022; 18,933,637 and 18,950,329 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	196,990	195,960
Additional paid-in capital	252	252
Retained earnings	80,287	108,262
Accumulated other comprehensive loss, net of tax	(46,258)	(45,101)
Total stockholders’ equity	231,271	259,373
Total liabilities and stockholders’ equity	$3,214,424	$3,141,045

(1) Derived from audited December 31, 2022 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statement Data:	2023	2023	2022	2022	2022
Interest income	$38,973	$43,053	$42,285	$33,146	$26,243
Interest expense	18,570	15,694	8,329	4,469	2,153
Net interest income	20,403	27,359	33,956	28,677	24,090
Provision for credit losses	20,500	3,700	3,992	3,900	7,494
Net interest income after provision for credit losses	(97)	23,659	29,964	24,777	16,596
Noninterest income	9,736	7,283	5,840	7,968	10,190
Noninterest expenses	34,052	28,847	27,552	29,208	25,326
(Loss) income before income taxes	(24,413)	2,095	8,252	3,537	1,460
Income tax (benefit) expense	(4,949)	491	1,948	801	342
Net (loss) income	$(19,464)	$1,604	$6,304	$2,736	$1,118
Per Common Share Data:
(Loss) earnings per common share - basic and diluted	$(1.03)	$0.09	$0.33	$0.15	$0.06
Dividends declared per common share	—	0.1225	0.1225	0.1225	0.1225
Book value per common share	12.21	13.60	13.69	13.22	13.95
Tangible book value per common share - Non-GAAP	10.55	11.93	12.00	11.51	12.21
Balance Sheet Data:
Total assets	$3,214,424	$3,334,911	$3,141,045	$2,881,451	$2,799,643
Average assets	3,277,282	3,270,110	3,020,371	2,903,447	2,646,874
Average interest-earning assets	3,064,103	3,060,534	2,812,898	2,686,376	2,482,065
Loans held for investment (including PPP loans)	2,458,931	2,456,980	2,411,059	2,171,490	2,064,037
Loans held for investment (excluding PPP loans)	2,451,697	2,448,992	2,399,092	2,158,342	2,048,383
Allowance for credit losses	43,067	29,974	22,939	20,534	17,242
Purchase accounting adjustments (discounts) on acquired loans	6,381	6,724	7,872	10,373	12,192
Loans held for sale	64,102	76,528	69,534	25,800	32,759
Securities available for sale, at fair value	340,617	351,990	354,341	359,516	381,536
Noninterest-bearing demand deposits	575,989	594,518	640,101	787,514	785,743
Total deposits	2,613,094	2,761,047	2,502,507	2,409,486	2,335,707
Subordinated notes, net	39,888	39,904	39,920	39,937	39,953
FHLB and FRB advances	284,100	239,100	311,751	150,155	135,060
Average interest-bearing liabilities	2,346,722	2,169,643	1,777,391	1,771,246	1,627,423
Total stockholders' equity	231,271	257,586	259,373	250,502	261,660
Average stockholders' equity	257,117	259,911	263,826	267,057	284,913
Weighted average common shares outstanding - basic	18,851	18,856	18,857	18,849	18,767
Weighted average common shares outstanding - diluted	18,851	18,860	18,863	18,860	18,778
Financial Ratios:
Return on average assets (1)	-2.38%	0.20%	0.83%	0.38%	0.17%
Return on average equity (1)	-30.28%	2.47%	9.56%	4.10%	1.57%
Total loan to deposit ratio	96.6%	91.8%	99.1%	91.2%	89.8%
Held for investment loan to deposit ratio	94.1%	89.0%	96.3%	90.1%	88.4%
Net interest margin (1)	2.67%	3.58%	4.83%	4.27%	3.89%
Cost of deposits (1)	2.21%	1.74%	0.85%	0.50%	0.26%
Cost of funds (1)	2.49%	2.11%	1.22%	0.69%	0.36%
Efficiency ratio	113.0%	83.3%	69.2%	79.7%	73.9%
Regulatory remediation expenses	2,388	1,134	2,884	4,025	510
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets	7.8%	7.9%	8.7%	9.2%	10.8%
Allowance for credit losses to loans held for investment, excluding PPP loans	1.76%	1.22%	0.96%	0.95%	0.84%
Nonperforming loans to total assets	2.68%	0.92%	0.59%	0.35%	0.44%
Nonperforming assets to total assets	2.68%	0.92%	0.60%	0.36%	0.44%

Reconciliation of Non-GAAP Financial Measures (unaudited):

Tangible Common Equity:
Total stockholders' equity	$231,271	$257,586	$259,373	$250,502	$261,660
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(31,427)	(31,637)	(32,027)	(32,369)	(32,632)
Tangible common equity (Non-GAAP)	$199,844	$225,949	$227,346	$218,133	$229,028
Total shares outstanding	18,934	18,942	18,950	18,946	18,762
Book value per common share	$12.21	$13.60	$13.69	$13.22	$13.95
Tangible book value per common share (Non-GAAP)	10.55	11.93	12.00	11.51	12.21

Tangible stockholders' equity to tangible total assets
Total assets	$3,214,424	$3,334,911	$3,141,045	$2,881,451	$2,799,643
Less: Goodwill and other intangibles, net of deferred tax liability (2)	(31,427)	(31,637)	(32,027)	(32,369)	(32,632)
Tangible total assets (Non-GAAP)	$3,182,997	$3,303,274	$3,109,018	$2,849,082	$2,767,011
Tangible common equity (Non-GAAP)	$199,844	$225,949	$227,346	$218,133	$229,028
Tangible stockholders' equity to tangible total assets (Non-GAAP)	6.3%	6.8%	7.3%	7.7%	8.3%

(1) Annualized.
(2) Excludes mortgage servicing rights.